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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement Nos. 333-90657, 333-143865 and Post-Effective Amendment No. 1 to Registration Statement No. 333-48494 on Form S-3 of our report dated February 27, 2008, relating to the consolidated financial statements and financial statement schedule of United Air Lines, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's emergence from bankruptcy, changes in accounting for share based payments, and the method of accounting for and the disclosures regarding pensions and postretirement benefits) appearing in this Annual Report on Form 10-K of United Air Lines, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP Chicago, Illinois February 27, 2008

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  Exhibit 23.2